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                                  EXHIBIT INDEX

        Exhibit No.
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        99.1        Press Release dated May 7, 2001


          NEORX UPDATES SKELETAL TARGETED RADIOTHERAPY (STR) PHASE I/II
                                   TRIAL DATA

              FINDINGS REVEAL STRATEGIES THAT MAY IMPROVE LONG-TERM TOLERANCE IN FUTURE STUDIES; COMPLETE REMISSION RATES REMAIN PROMISING.

BANFF, ALBERTA (CANADA) MAY 7, 2001--NEORX CORPORATION (NASDAQ: NERX) today announced that Sergio Giralt, M.D., of MD Anderson Cancer Center (Houston, TX) and co-principal investigator on the Company's phase I/II STR trial in multiple myeloma, updated safety and efficacy results at the International Myeloma Workshop Meetings in Banff. Treatment in the phase I/II trial consisted of escalating doses in groups of patients receiving a single treatment of STR combined with one of two different doses of melphalan chemotherapy or melphalan chemotherapy plus total body irradiation. The purpose of adding STR to standard chemotherapy is to try to increase the complete remission rate. Complete remission in multiple myeloma is associated with a substantial improvement in progression free survival.

A total of 83 patients participated in the phase I/II study. Of the 75 patients evaluated for response to date, 32 patients are in complete remission (CR). Three of these patients entered the study in complete remission. Accrual of patients on the phase I/II trials was completed in September 2000 and follow-up of these patients is continuing.

In the patient group receiving the current standard high dose chemotherapy (200mg/m2 melphalan)--the dosage proposed for the pending phase III trial--there were 17 complete remissions among the 32 patients evaluated who received STR. Of these, 6 of the 11 patients who received less than 40Gy STR radiation to the bone marrow, and 11 of the 21 patients who received 40Gy or more STR radiation, had complete remissions.

Two-thirds of patients who entered the study had more than one year of chemotherapy before receiving treatment on the protocol; of the 36 who entered the study as a partial response to conventional treatment, 18 achieved CR. Moreover, 6 of the 24 patients on this study who had not responded to conventional treatment also achieved CR. The pending phase III study is designed to compare STR combined with high-dose melphalan chemotherapy to the same dose of melphalan chemotherapy without STR.

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        "Although the true benefit of STR cannot be determined until a randomized phase III trial is completed," said Dr. Giralt, "complete remission rates in the patient population included on the phase I/II study are very encouraging."

Dr. Giralt noted that the acute safety profile on STR has been very good, but that late toxicities appearing 6 to 12 months post treatment indicate that STR should be administered differently to help reduce the likelihood of these later occurring problems.

"The phase I/II trial of STR has taught us a great deal about the potential benefits and tolerability of the drug," said Dr. Giralt. "We have learned that the holmium (166Ho) radiation used in STR is more potent than we initially anticipated, so that we need to concern ourselves not only with the dose of radiation to the bone marrow, the site of disease in multiple myeloma, but also with limiting that portion of the dose that does not target the marrow and passes through the kidneys. By doing this, the data suggests that we can both deliver an effective dose to tumor and limit the risk of toxicity to normal organs."

The late toxicities seen to date in the study include hemorrhagic cystitis (blood in the urine due to damage to the bladder wall) and TTP/HUS (thrombotic thrombocytopenic purpura/hemolytic uremic syndrome). TTP/HUS may be associated with reduced kidney function and other organ abnormalities. Hemorrhagic cystitis occurred in 24 patients, 22 of whom did not receive bladder irrigation during treatment.

The Company's STR studies were placed on clinical hold by the U.S. Food and Drug Administration to further analyze the potential causes of TTP/HUS. Seven patients have developed TTP/HUS to date. Although these patients had blood in the urine indicating bladder wall damage, further analysis suggests that other factors, including the "non-bone" dose (i.e., the remaining radioactivity that passes through the kidneys) and/or total marrow dose, may be related to the risk of developing TTP/HUS.

"In discovering these toxicities now, we have an opportunity to attempt to deliver a well-tolerated dose in future trials by selecting a dosage scheme that has not been associated with late toxicities in phase I/II to date," said Paul Abrams, M.D., J.D., President & Chief Executive Officer, NeoRx Corporation.

As previously reported, the FDA has requested that NeoRx analyze the phase I/II patient data to determine the relevant factors in selecting a radiation dose that is well tolerated and gather dosimetry data from additional patients to demonstrate the accuracy of the methods to calculate dose. The Company has submitted a proposed protocol to the FDA and continues to work closely with the FDA to establish a plan to accomplish these objectives.

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        For more information, please join the NeoRx Conference Call at 6:00 a.m.
Pacific // 9:00 a.m. Eastern on Monday, May 7, 2001. The call in number is (800) 946-0720, confirmation number 791923. The conference call replay number is (888) 203-1112, Confirmation number 791923 and will remain available through midnight, May 18, 2001.

ABOUT NEORX

Seattle-based, NeoRx Corporation is developing innovative products designed to provide improved treatments for patients with cancer.

        This release contains forward-looking statements relating to the development of the Company's products and future operating results that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words "believe," "expect," "intend," "anticipate," variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company's actual results include the progress, costs and results of clinical trials, the availability, cost and timely delivery of materials and services from third party suppliers and collaborative partners, the satisfaction of regulatory requirements, and the receipt, timing, terms and conditions of required regulatory approvals. Reference is made to the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for a more detailed description of such factors. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

        Visit NeoRx at www.neorx.com. To receive NeoRx news releases via email, register at www.neorx.com/news/pr.html.

NeoRx is a registered trademark of NeoRx Corporation in the United States and/or foreign countries.

(C)  2001 NeoRx Corporation.  All Rights Reserved.

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